EXHIBIT 5

September 14, 2007

Electro Scientific Industries, Inc.

13900 N.W. Science Park Drive

Portland, Oregon 97229

We have acted as counsel for Electro Scientific Industries, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering an aggregate of 158,000 shares of Common Stock (the “Shares”) of the Company to be issued pursuant to stock option agreements with each of Thomas Baer, John Carruthers, Yu-Chong Tai, Steve Vogt, Ming Wu and R.A. Srinivas (the “Option Agreements”) and pursuant to restricted stock unit agreements with each of Pei Hsien Fang, Rick Wong, Loo Kia Sim and Jun Zhu (the “RSU Agreements”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

2. The Shares are duly authorized and, when issued and sold in accordance with the terms of the Option Agreements and the RSU Agreements, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP